EX-3.5
                      AMENDED CERTIFICATE OF INCORPORATION

                                     AMENDED
                         CERTIFICATE OF INCORPORATION
                      (AFTER RECEIPT OF PAYMENT OF STOCK)

To:OKLAHOMA SECRETARY OF STATE                  JANUARY 24, 2001
2300 N. Lincoln Blvd., Room 101                 Increase of authorized shares
Oklahoma City, Oklahoma 73105-4897              to 600,000,000
(405) 522-4560

     PLEASE NOTE: This form MUST be filed with a letter from the Oklahoma Tax Commission, Franchise Tax Department, stating that the franchise tax, due yearly, has been paid for the current fiscal year.

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.  A.  The name of the corporation is:

    Platforms Wireless International Corporation

    B.  As amended: The name of the corporation has been changed to:

(Please Note: The new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fund, institute, society, union, syndicate, or limited or one of the abbreviations, co., corp., inc., or ltd.)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

Document Retrieval Service, Inc., 613 S.W. 112th St., Oklahoma City,
OK 73170

Name of Agent                    Street Address     City    County    Zip Code
                     (P.O. BOXES ARE NOT ACCEPTABLE)

3.  The duration of the corporation is: Perpetual

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

      NUMBER OF SHARES           SERIES           PAR VALUE PER SHARE
                                (If any)  (Or, if without par value, so state)

COMMON:  150,000,000                                       $.001
PREFERRED:  10,000,00                                      $.001

5. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

     Agent for Service of Process is changed.

     The aggregate number of authorized shares is increased to the total, by class, as follows:

Common: 600,000,000 par value $0.001, and Convertible Preferred
50,000,000 par value, $0.001.

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.
That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President: and attested by its Secretary or Assistant Secretary, this 24th day of January, 2000.

                                       PLATFORMS INTERNATIONAL CORPORATION

                                       By: /s/  Robert D. Perry
                                       Robert D. Perry, President

Attest:

/s/  Forrest Walworth Brown
Forrest Walworth Brown,